EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

     We consent to the use in this Registration Statement on Form S-3 of Xcel Energy Inc. of our report dated March 28, 2003 (which expresses an unqualified opinion based on our audit and the report of other auditors and includes emphasis of a matter paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, the adoption of SAFS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002 and implications to Xcel Energy Inc. related to credit and liquidity constraints, various defaults under credit arrangements, and a likely Chapter 11 bankruptcy protection filing at NRG Energy, Inc.) incorporated by reference in the Prospectus which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Minneapolis, Minnesota
September 2, 2003